NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000 Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

United Fuel & Energy REPORTS RESULTS
FOR THE Fourth QUARTER OF 2006

Midland, Texas - March 28, 2007 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the rural markets of the southwestern and south central U.S. today announced its financial and operational results for the three months ended December 31, 2006.
•	Fourth quarter 2006 operating income grew 38% over fourth quarter 2005 to $2.2 million;
•
Fourth quarter 2006 net income increased 86% to $530,000, over fourth quarter 2005, before the impact of a $256,000 preferred stock dividend, resulting in net income applicable to common equity of $274,000.

•	Fourth quarter 2006 diluted earnings per share were $0.02 compared to $0.02 for the fourth quarter of 2005.

Fourth Quarter Results

Revenue for the fourth quarter of 2006 was $76.3 million compared to revenue of $82.8 million for the same quarter in 2005. The lower revenue was primarily due to a 5% decrease in selling prices for fuel and lubricant products and a 3% decline in sales volumes to 32.8 million gallons. Also in the fourth quarter of 2006, cost of sales declined 11% compared to the fourth quarter of 2005, which contributed to a 38% increase in operating income to $2.2 million in the 2006 fourth quarter.

Net income applicable to common equity was $274,000 (net of a $256,000 preferred stock dividend) for the fourth quarter of 2006, versus net income of $285,000 for the same period in 2005. The company completed a preferred stock offering in April 2006 and therefore there were no preferred dividends in 2005. Diluted earnings per share in the fourth quarter of 2006 was $0.02 on weighted average shares outstanding of 22.4 million, compared to $0.02 per diluted shares for the fourth quarter of 2005 on weighted average share outstanding of 12.3 million.

EBITDA (earnings before interest, income taxes, depreciation and amortization and certain other non-cash items) for the fourth quarter of 2006 was $3.1 million, an 86% increase compared to EBITDA of $2.0 million in the fourth quarter of 2005. A reconciliation of EBITDA to net income is provided at the end of this release. On January 1, 2006, the Company adopted SFAS 123(R), resulting in a $38,000 after-tax expense related to stock options in the fourth quarter 2006. Had the company adopted SFAS 123(R) on January 1, 2005, it would have reported an after-tax expense related to stock options of $43,000 for the fourth quarter of 2005.

“2006 was an excellent year in which we increased our operating income by 67% over the previous year and improved unit margins by 28%,” stated Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer. “We also enhanced our foundation for further growth in profitability by deploying more efficient equipment, better operating systems, advanced technology and additional capacity.

“In 2007, we see substantial opportunity to grow through acquisitions and organically due to our customers’ increasing demand for a high level of service and reliability, and their mounting desire for a single source provider in the various locations in which they operate. Our growth initiatives for 2007 include building bulk fuel operations and card lock sites in regions where our customers are doing business, expanding our lubricant and propane sales, and pursuing strategic acquisitions that will allow us to expand our customer base and/or geographic footprint. While we implement these initiatives, we intend to remain focused on maximizing efficiencies and profitability,” added Mr. McArthur.

Full-Year Results

Revenue for the year ended December 31, 2006 increased $52.1 million to $335.7 million compared to revenue of $283.6 million for the period in 2005. The higher revenue was primarily due to a 16% increase in selling prices for fuel and lubricants and a 2% increase in sales volumes. Operating income for 2006 was $8.1 million, an increase of 65% over operating income of $4.9 million for 2005.

2006 net income increased 126% to $2.0 million, before the impact of a $737,000 preferred stock dividend, resulting in net income applicable to common equity of $1.3 million, versus net income of $879,000 for the comparable period in 2005, for which there was no comparable preferred stock dividend.

Diluted earnings per share for the year 2006 was $0.09 on weighted average shares outstanding of 22.1 million, compared to $0.07 per diluted share for 2005 on weighted average shares outstanding of 11.9 million. EBITDA for 2006 was $10.7 million, a 62% increase compared to EBITDA of $6.6 million in 2005. On January 1, 2006, the Company adopted SFAS 123(R), resulting in a $161,000 after-tax expense related to stock options for 2006. Had the company adopted SFAS 123(R) on January 1, 2005, it would have reported an after-tax expense related to stock options of $171,000 for 2005.

2007 Financial Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future acquisitions, divestitures or financings that may be completed after the date of this news release. Revenue guidance is based on the assumption that fuel prices remain in the same range as during the fourth quarter of 2006. In addition, the Company’s guidance ranges are based on the assumption that current market conditions in the Company’s businesses will continue through at least the end of 2007

Calendar year 2007: The Company estimates that for the full-year of 2007, revenue will range between $325 million and $360 million and EBITDA will range between $11.5 million and $13.5 million.

Conference Call

United Fuel will host a conference call to discuss its 2006 fourth quarter financial results and recent developments at 11:00 a.m. Eastern (10:00 a.m. Central) today, March 28, 2007. To participate in the call, please log on to www.ufeonline.com or dial (303) 262-2140 and ask for the United Fuel call about 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through April 4, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11087134#. A web cast archive will also be available at www.ufeonline.com shortly after the call is concluded.

About United Fuel& Energy Corporation

United Fuel & Energy Corporation, headquartered in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain rural markets of Texas, New Mexico, and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which was the Eddins-Walcher Company. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

•	Wholesale fuels and lubricants (to commercial customers).
•	Card lock operation (unattended re-fueling of commercial vehicles).
•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through approximately 20 branch locations and over 100 card lock (unattended) fuel sites. United Fuel currently has approximately 285 full-time employees. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1

Safe Harbor Statement

Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Supplemental Disclosure Regarding Non-GAAP Financial Information

EBITDA represents net income before income taxes, interest and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles (“GAAP”) and is not a measure of financial condition or profitability. EBITDA should not be considered in isolation or as a substitute for “net income”, the most directly comparable GAAP financial measure, or as an indicator of operating performance.

By presenting EBITDA, United Fuel intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. United Fuel evaluates operating performance based on several measures, including EBITDA, as United Fuel believes it is an important measure of the operational strength of its business.

EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA is not necessarily a measure of United Fuel’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income”. Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of EBITDA to net income follows:

Reconciliation of EBITDA To Net Income
 (in thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2005	2006	2005
EBITDA	$3,084	$2,009	$10,677	$6,608
Less:
Depreciation & Amortization	700	345	2,012	1,260
Interest Expense	1,194	1,073	4,612	3,239
Income Tax Expense	484	190	1,349	610
Other Non Cash Expenses	176	116	717	620
Net Income	$530	$285	$1,987	$879
Preferred Stock Dividend	256	-	737	-
Net Income Applicable to Common	$274	$285	$1,250	$879

Reconciliation of 2007 Projected EBITDA with Projected Net Income:

EBITDA	$11.5 to $13.5 million
Less:
Depreciation and Amortization	3.2 to 3.2 million
Interest Expense	4.1 to 4.3 million
Income Tax Expense	1.6 to 2.3 million
Net Income	$ 2.6 to $ 3.7 million
Preferred Dividend	1.0 to 1.0 million
Net Income Application to Common	$ 1.6 to $ 2.7 million

- Tables to Follow -

United Fuel & Energy Corporation
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Revenues
Sales	$75,025	$81,337	$331,794	$279,740
Other	1,322	1,491	3,947	3,848
Total revenues	76,347	82,828	335,741	283,588

Cost of Sales	65,301	73,323	294,387	251,009

Gross Profit	11,046	9,505	41,354	32,579

Expenses
Operating	3,962	3,967	16,259	13,846
General and administrative	4,220	3,625	14,983	12,617
Depreciation, amortization and accretion	700	345	2,012	1,260
Total expenses	8,882	7,937	33,254	27,723

Operating Income	2,164	1,568	8,100	4,856

Other Income (Expense)
Interest expense	(1,194)	(1,073)	(4,612)	(3,239)
Amortization of debt issue costs	(119)	(116)	(474)	(427)
Other income (expense), net	163	96	322	299
Total other income (expense)	(1,150)	(1,093)	(4,764)	(3,367)

Income Before Income Taxes	1,014	475	3,336	1,489

Income Tax Expense	484	190	1,349	610

Net Income	$530	$285	$1,987	$879
Cumulative Preferred Stock Dividend	$256	$-	$737	$-
Net Income Applicable to Common Equity	$274	$285	$1,250	$879

Net income per common share:
Basic	$0.02	$0.02	$0.09	$0.07
Diluted	$0.02	$0.02	$0.09	$0.07

Weighted average common shares outstanding:
Basic	13,679	12,279	13,375	11,751
Diluted	22,368	12,330	22,063	11,946

United Fuel & Energy Corporation
CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,951	$673
Accounts receivable, net	47,025	43,290
Other receivables	1,583	386
Inventories, net of allowance	11,559	9,345
Prepaid expenses	982	1,237
Deferred taxes	592	474
Total current assets	65,692	55,405

PROPERTY, PLANT AND EQUIPMENT, net	22,972	14,338

OTHER ASSETS
Cash value of life insurance	2,744	2,675
Goodwill	2,028	1,942
Debt issuance costs, net	537	986
Other	202	209
Total other assets	5,511	5,812
	$94,175	$75,555

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,832	$16,473
Accrued and other current liabilities	17,015	1,467
Accrued income taxes	2,906	449
Current maturities of long-term debt	1,086	1,713
Total current liabilities	22,839	20,102

OTHER LIABILITIES
Long-term debt, less current maturities	47,968	47,351
Asset retirement obligations	172	127
Deferred income taxes	1,501	1,135
Total other liabilities	49,641	48,613

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - par value $0.001; 5,000,000 shares authorized; 12,800 shares issued and outstanding at September 30, 2006; no shares issued or outstanding at December 31, 2005	-	-
Common stock - $0.001 par value, 55,000,000 shares authorized; 13,656,202 issued and outstanding at September 30, 2006; 12,287,869 shares issued and outstanding at December 31, 2005	14	12
Paid-in capital	17,399	3,796
Retained earnings	4,282	3,032
Total stockholders' equity	21,695	6,840

	$94,175	$75,555